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                                                                     Exhibit 4.3

                                 AMENDMENT NO. 1

                                       TO

       THE AMERUS LIFE HOLDINGS, INC. 1999 NON-EMPLOYEE STOCK OPTION PLAN

          As of September 20, 2000, the effective time of the merger (the "Merger") of AmerUs Life Holdings, Inc., an Iowa corporation ("ALH"), with and into AmerUs Group Co., an Iowa corporation (the "Company"), the Board of Directors of the Company (the "Board"), on behalf of the Company, assumed, approved and adopted the AmerUs Life Holdings, Inc. 1999 Non-Employee Stock Option Plan (the "Plan").

          In connection with the assumption, approval and adoption of the Plan, the Board has authorized and directed this Amendment No. 1 to the Plan.

          Pursuant to the authorization and direction of the Board, the Plan is hereby amended and supplemented effective September 20, 2000, as follows:

          1. The title of the Plan shall hereinafter be the "AMERUS GROUP CO. 1999 NON-EMPLOYEE STOCK OPTION PLAN."

          2. The following definitions as set forth under Section 2. of the Plan are hereby amended and restated as follows:

               "(h) "Common Stock" means Common Stock of the Company, and any other stock or securities resulting from the adjustment thereof or in substitution thereof as described in Section 13 of this Plan."

               "(i) "Company" shall mean AmerUs Group Co., an Iowa corporation."

               "(r) "Plan" shall mean the AmerUs Group Co. 1999 Non-Employee
                    Stock Option Plan."

          3. Any currently outstanding and unexercised award or option under the Plan which in any way relates to rights in or rights to purchase common stock of or other equity interest in ALH is hereby amended such that all such awards and options shall relate to rights in or rights to purchase common stock of or other equity interests, as the case may be, in the Company.